Exhibit 99.(2)(h)(2)

SELLING DEALER AGREEMENT

Lord Abbett Distributor llc (“Distributor,” “we” or “us”) invites the undersigned selling dealer (“Dealer” or “you”) to distribute shares of the investment companies, or the separate series or classes of the investment companies, comprising the Lord Abbett Family of Funds, whether in existence at the date of this Selling Dealer Agreement (“Agreement”) or created thereafter (individually, a “Fund,” and collectively, the “Funds”).

We are the Funds’ principal underwriter and, as agent for the Funds, we offer to sell Fund shares (“Shares”) to you on the below terms. With respect to the distribution of shares of certain Lord Abbett closed-end “interval” investment companies (“Interval Funds”), reference is made hereby to Section 14 below.

1. Purchases and Redemptions of Shares:

(a) In offering and selling Shares to your customers (“Customers”), you will: (i) act as dealer for your own account; and (ii) offer and sell Shares only in accordance with the terms and conditions of the relevant Fund’s current Prospectus (as defined in Section 7 of this Agreement) and any other written policies and procedures that we provide to you from time to time. You are not authorized to act as agent for us or for any Fund.

(b) You will offer and sell Shares to your Customers only at the public offering price as described in the Prospectus. If your customer qualifies for a reduced sales charge (such as a quantity discount or a letter of intent), you will offer and sell Shares to that customer at the reduced sales charge and upon request supply us with information so that we may establish qualification for the reduced sales charge, share class eligibility or other conditions related to such sale as set forth in the Prospectus. You will only recommend purchases of Shares of a share class that is suitable for each customer in light of his or her investment objectives and circumstances. You will deliver to a customer, at or prior to the completion of a purchase of Shares, a copy of the following: (i) the Fund’s current Prospectus (unless the Prospectus was delivered previously); (ii) to each customer who so requests, the Fund’s current statement of additional information (“SAI”); and (iii) other notices or disclosures as required by applicable law or that we may reasonably request.

(c) You will purchase Shares from us only to cover purchase orders that you already have received from Customers, or for your own bona fide investment. You will not withhold placing Customers’ orders so as to profit yourself.

(d) We will accept your purchase orders at the public offering price as determined in accordance with the Prospectus. We will not accept conditional orders for Shares. All purchase orders are subject to acceptance or rejection by us in our sole discretion. Without notice to you, we may suspend sales or withdraw the offering of Shares, or make a limited offering of Shares.

(e) You will purchase Shares from your Customers at their net asset value (“NAV”) as determined in accordance with the Prospectus. Shares of any Fund may be redeemed by sale thereof to the Fund or to us as agent for such Fund or by surrender of the share certificates to the Fund at the net asset value determined in accordance with the Prospectus, less any redemption fee, contingent deferred sales charge (“CDSC”), or other fee payable in accordance with the Prospectus. All certificates for repurchased shares should be delivered to us as agent for the Fund within ten (10) days from the date of the transaction. If delivery is not made within such period, we reserve the right, without notice, to cancel the transaction, in which event you will be responsible for any loss to the Fund or to us.

(f) The receipt and transmission of orders to purchase or redeem Shares will comply with the Funds’ policies for receipt and submission of orders as set forth in the Fund’s Prospectus. As of the date hereof, such policies require that orders placed prior to the Close of Trading on any Business Day will be processed based on the Fund’s next calculated public offering price in the case of purchases and on the Fund’s next calculated NAV in the case of redemptions. For purposes of this Agreement, “Close of Trading” means the close of regular trading on the New York Stock Exchange (“NYSE”), normally 4:00 p.m. Eastern Time, or as of such other time as a Fund’s NAV is calculated as specified in such Fund’s Prospectus, and “Business Day” means each business day that the NYSE is open for business. The Business Day on which instructions are received by Close of Trading by you from Fund shareholders shall be the date as of which Shares shall be purchased and redeemed as a result of such instructions. Instructions received by you from Fund shareholders after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day.

(g) (i) you agree that you have and will maintain procedures and/or a system for receiving instructions from Fund shareholders that are structured and/or designed to ensure that all orders of Shares submitted to the Funds are based on instructions received by you prior to the Close of Trading on the same Business Day as the Business Day on which such orders are to be processed and entitled to be purchased or redeemed as a result of such instructions.

(ii) you agree that you will follow all applicable rules and regulations and internal policies regarding the timely handling of orders for Shares and maintain effective internal controls over your ability to distinguish and appropriately process such orders received prior to and after the Close of Trading, including operational and systems controls.

(iii) you agree that you will exercise reasonable due diligence to ensure that all relevant third parties, if any, to which you have designated the responsibility to distinguish orders for Shares received prior to and after the Close of Trading have, in fact, adopted and implemented policies and procedures structured and/or designed to process such orders in accordance with applicable law, regulation and the relevant Fund’s Prospectus and SAI.

(h) The placing of purchase and redemption orders with us will be governed by this Agreement, the relevant Prospectus, and instructions that we periodically issue to you. Orders should be transmitted to our office or other offices authorized by us for this purpose. For convenience, you or your customer may mail an order (with a check payable to the Fund) or you may send an order by facsimile (orally confirmed) directly to the Fund’s shareholder servicing agent for transmission to the Fund’s office. Orders by mail are processed daily at the price applicable when the order is received by the shareholder servicing agent in proper form as specified in the relevant Fund’s Prospectus.

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(i) Remittance by you for purchase orders should be made by check or wire, payable to the appropriate Fund (not to us) and sent to the Fund’s shareholder servicing agent at the address appearing on the confirmation. Upon request, Share certificates, if issued by a Fund, will be delivered after a purchase check has cleared. Payments for purchase orders must be received promptly by the Fund’s shareholder servicing agent pursuant to Financial Industry Regulatory Authority (“FINRA”) Rule 2341(m). If a purchase order payment is not received on or before the settlement date, without notice to you, we may cancel the sale or, at our option, redeem the shares that you ordered; in either case, you will be liable for any loss suffered by us or the Fund due to your failure to make payment as required.

(j) You understand and agree that the Funds may refuse to sell Shares to any person, or suspend or terminate the offering of Shares if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Fund, deemed necessary, desirable or appropriate. Without limiting the foregoing, the Funds reserve the right to reject any purchase order, including those purchase orders with respect to shareholders or accounts whose trading has been or may be disruptive to the Funds or that may otherwise adversely affect the Funds. In addition to the obligations referenced in Section 9 of this Agreement, you agree to use reasonable best efforts to render assistance to and cooperate with the Funds to achieve compliance with the Funds’ policies and restrictions on short-term or excessive trading activity as they may be amended from time to time. In addition, you understand that one or more of the Funds may impose redemption fees on the redemption of Shares held for a short period of time as may be specified in each Fund’s Prospectus, and you agree that, to the extent you may make such Shares available to your Customers, you will ensure that relevant redemptions will comply with such requirements.

(k)  You will comply with all applicable state and federal laws and the rules of applicable regulatory agencies and self-regulatory organizations. You will offer and sell Shares only in states where you legally may offer and sell such shares and where the shares are qualified for sale under applicable laws. (We or the respective Fund will bear the expense of qualifying its shares under the state securities laws.) Upon written request, we will provide you with a list of jurisdictions in which the Funds are qualified for sale. At the time of each purchase or redemption transaction, you guarantee the legal capacity of the Customers on whose behalf the transaction is placed.

2. Your Compensation:

(a) Your concession, if any, on your sale of Shares will be as provided in the Prospectus or in the applicable schedule of concessions (“Schedule”) issued by us and in effect at the time of the sale. Upon notice to you or by amendment or supplement to a Prospectus, we or any Fund may change or discontinue any Schedule, or issue a new Schedule.

(b) If a Fund has a plan pursuant to Rule 12b-1 (a “Plan”) under the Investment Company Act of 1940, as amended (the “1940 Act”), we may make distribution and/or service payments to you under the Plan. Plans are subject to termination or discontinuation at any time. Thus, our duty to make such payments to you is subject to the continuation of the Plans and our receipt of Plan payments. Any payments will be made in the amount and manner set forth in the Prospectus or in the Schedule then in effect. We or Lord, Abbett & Co. LLC, at our respective option, may make distribution and/or service payments to you from our resources.

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(c) Where payment is due from us, we will send payments to your address as it appears on our records. You must notify us in writing of address changes and promptly negotiate any checks. Any check that remains outstanding for six (6) months shall be void and the obligation represented thereby shall be extinguished.

(d) After the effective date of any change in or discontinuance of any concessions, distribution or service payments, or the termination of a Plan, any concessions or distribution or service payments will be allowable or payable to you only in accordance with such change, discontinuance or termination. If we overpay any concession or distribution or service payment, you will remit such overpayment promptly.

(e) If any Shares sold under this Agreement are tendered for redemption by a customer within seven (7) business days after our confirmation of the original purchase order for such shares, you will (i) refund promptly to us the full amount of any concession and distribution or service payment allowed or paid to you on such shares, and (ii) if not yet allowed or paid to you, forfeit the right to receive any concession or payment allowable or payable to you on such shares.

(f) You will notify us of any reclaim of concession within thirty (30) calendar days of the date on which you placed the order in Shares. In addition, upon request, you will provide us with such back-up and/or other documentary evidence as we determine in our sole discretion to be appropriate in connection with any reclaim of concession you present to us.

3. Certain Types of Accounts:

(a) You may instruct a Fund’s shareholder servicing agent to register purchased shares in your name and account as nominee for your Customers. If you hold Shares as nominee for your Customers, you will transmit to each of them all Prospectuses, proxy statements, periodic reports, confirmations, Privacy Policies and other communications to shareholders regarding that Fund. (However, we or the shareholder servicing agent will reimburse you for the costs associated with your forwarding of these materials to shareholders up to the maximum amount specified by NYSE rules at that time.) You also will comply with all reporting and tax withholding requirements with respect to the Customers for whose account you hold any Shares as nominee.

(b) You agree that (i) no Accounts shall be opened or maintained pursuant to Fund/SERV, the Networking system, Defined Contribution and Clearing Service (“DC&CS”) or a similar system of the National Securities Clearing Corporation, Inc. (“NSCC”) unless and until you have entered into an appropriate Fund/SERV and Networking Agreement with us and (ii) such Accounts will be governed by applicable NSCC rules and procedures and any agreement or other arrangement with us relating to Fund/SERV, Networking or DC&CS.

(c) You shall not hold Shares in an omnibus account for two or more Customers or as nominee for a customer unless and until you receive prior written approval from us to do so. Upon such approval, you shall determine, in accordance with the Prospectus, whether and, if so, the extent to which a redemption fee or CDSC applies to a redemption of Shares by such a customer, and you will transmit immediately to us any such fee or CDSC to which such redemption was subject. You hereby represent that, if you hold Shares subject to a redemption fee or CDSC, you have the capability to track and account

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for such fee or CDSC, and we reserve the right, at our discretion, to verify that capability by inspecting your tracking and accounting system.

4. Status as Broker-Dealers and Compliance with Applicable Law:

(a) Each party hereto represents that it is and will remain (i) registered as a broker-dealer under the Securities Exchange Act of 1934, (ii) qualified as a broker-dealer in all states where it transacts business, (iii) a member of FINRA in good standing and (iv) a member of the Securities Investor Protection Corporation in good standing. Each party hereto will maintain its broker-dealer registration and qualifications and its FINRA membership in good standing throughout the term of this Agreement and will abide by all NASD and FINRA rules, including NASD Conduct Rule 2830. This Agreement will terminate automatically without notice if either party’s FINRA membership terminates or is suspended.

(b) Except for the limited purposes of receiving purchase and redemption orders for Shares on behalf of the Funds in accordance with Rule 22c-1 under the 1940 Act, nothing in this Agreement shall cause you to be our partner, employee or agent, or give you any authority to act for us or for any Fund. Neither we nor any Fund shall be liable for any of your acts or obligations as a dealer under this Agreement.

5. Anti-Money Laundering:

(a) You represent and warrant that you have adopted an anti-money laundering program that includes, among other components, a customer identification program (“AML Program”) that is reasonably designed to comply with: (i) applicable laws and regulations, including the relevant provisions of the Bank Secrecy Act and USA PATRIOT Act, the regulations issued thereunder by the U.S. Treasury Department and/or the U.S. Securities and Exchange Commission (“SEC”); (ii) the restrictions and prohibitions imposed by the U.S. Treasury Department’s Office of Foreign Assets Control or otherwise by the U.S. federal government; and (iii) the rules of the NASD, FINRA, NYSE and any other applicable self-regulatory organization, as each may be amended from time to time (collectively, “AML Rules and Regulations”).

(b) You will be responsible for: (i) reporting suspicious activity reports with respect to Fund shareholders, as required by the USA PATRIOT Act and the AML Rules and Regulations, and notifying us of such filings to the extent permitted by applicable law; (ii) assuring that transactions in Shares will not violate any applicable provision under the AML Rules and Regulations; (iii) taking all necessary or required action with respect to accounts of prohibited persons, jurisdictions and entities (including, without limitation, blocking relevant accounts), as identified or defined under the AML Rules and Regulations; and (iv) not accepting cash for investment in any Fund.

(c)  You agree to furnish us the following documents or information: (i) a copy of the certifications, forms or elections necessary for you to share suspicious activity or transaction information with us; (ii) prompt notification of any material deficiencies identified by you (or your agent) in such audit or evaluation performed with respect to your AML Program, as well as a summary of any corrective action taken with respect

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thereto; (iii) prompt notification of any deficiencies (regardless of materiality) identified by a law enforcement, government or self-regulatory agency in connection with your AML Program, as well as a summary of the deficiencies identified and any corrective actions taken with respect thereto; and (iv) any information reasonably requested by us or a Fund to assist us with compliance with applicable anti-money laundering requirements, including the provision of additional certifications, permitting federal regulatory and law enforcement agencies to access such information and records maintained by you that relate to your AML Program and your responsibilities hereunder.

6. Information Relating to the Funds:

(a) You and your agents shall not make representations concerning a Fund or Shares except those contained in a Fund’s then-current Prospectus, SAI or sales literature furnished by us or the Funds, or our designees, to you, and in then-current sales literature created by you and submitted to and approved in writing by us or the Funds prior to use; provided, however, that any such representations made by you shall not be misleading or used in a manner that is misleading or otherwise in violation of any applicable laws, rules, or regulations or interpretation thereof by the appropriate regulatory bodies. Upon your request, we will furnish you with a reasonable number of copies of Prospectuses.

(b)  Except as otherwise expressly provided for in this Agreement, you shall not use, nor shall you allow your employees or agents to use, the name or logo of the Funds, the Distributor, any affiliate of the Distributor, or any products or services sponsored, managed, advised, administered or distributed by the Distributor or any of its affiliates, for advertising, trade or other commercial or noncommercial purposes without the express prior written consent of the Distributor. Notwithstanding the foregoing, you may use the names of the Funds on a list of funds available on your platform without the Funds’ approval.

(c) Any printed or electronic information that we furnish you (other than the Prospectuses, periodic reports and proxy materials) is our sole responsibility and not the responsibility of the Funds.

(d) You may not use any sales literature or advertising material (including material disseminated through radio, television or other electronic media) concerning a Fund or its shares, other than the printed or electronic information referred to in paragraph 5(c) above, in connection with the offer or sale of Shares without obtaining our prior written approval. You may not distribute or make available to investors any information that we furnish to you marked “For Dealer Use Only” or that otherwise indicates that it is confidential or not intended to be distributed to investors.

7. Definition of “Prospectus”: As used in this Agreement, unless otherwise indicated, the term “Prospectus” means the applicable Fund’s current Prospectus and related SAI, whether in paper format or electronic format, included in the Fund’s then currently effective registration statement (or post-effective amendment thereto), and any information that we or the Fund may issue to you as a supplement to such Prospectus or SAI, all as filed with the SEC pursuant to the Securities Act of 1933, as amended.

8. Confidentiality and Compliance with Regulation S-P: Each party hereto acknowledges that, by reason of its performance under this Agreement, it shall have access to, and shall receive from the other party (and/or its affiliates, partners and employees in your case, and the Funds in our case), the confidential information of the other party (and/or its affiliates, partners and employees in your case, and the Funds in our case), including but not limited to the “nonpublic personal information” of their Customers within the meaning of SEC Regulation S-P (collectively, “Confidential Information”). Each party shall hold all such Confidential Information in the strictest confidence and shall use such Confidential Information solely in connection with its performance under this Agreement and for the business purposes set forth in this Agreement. Under no circumstances may a party cause any

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Confidential Information of the other party to be disclosed to any third party or reused or redistributed without the other party’s prior written consent. Notwithstanding the foregoing, information provided by a party to the other party shall not be deemed to be Confidential Information and the recipient shall have no obligation with respect to such information where the information: (i) was known to recipient prior to receiving such information; (ii) has become publicly known through no wrongful act of recipient; (iii) was received by recipient without breach of this Agreement from a third party without restriction as to the use and disclosure of the information; (iv) was independently developed by recipient without use of the Confidential Information; or (v) was ordered to be publicly released by the requirement of a government or self-regulatory agency. Any privacy notice that you deliver to Customers intended to satisfy your obligations under Title V of the Gramm-Leach-Bliley Act and Regulation S-P, as each may be amended, will comply with such provisions, and you will notify Customers that non-public personal information may be provided to financial service providers such as securities broker-dealers or investment companies, as permitted by law. Each party will implement appropriate measures to safeguard the information security of any such Confidential Information.

9.  Shareholder Transaction Information

(a)  You agree to provide to the Funds or their designee, upon request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Fund shareholders underlying an Account and the amount, date, name or other identifier of any investment professional(s) associated with such shareholders (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an Account (the “Information”). In addition:

(i) Requests for Information must set forth a specific period, not to exceed ninety (90) business days from the date of the most recent calendar month-end preceding the request, for which Information is sought. The Funds or their designee may request Information older than ninety (90) business days from the date of the request as they deem necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds;

(ii) In accordance with the preceding paragraph, you agree to transmit the Information to the Funds or their designee promptly, but in any event not later than five (5) business days, after receipt of a request for Information or after the last day of a period for which the Information has been requested, unless mutually agreed upon otherwise by the parties. If requested by the Funds or their designee, you agree to use best efforts to determine promptly whether any specific person about whom it has received Information is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of the Funds or their designee, promptly either: (i) provide or arrange to provide to the Funds or their designee the Information and any other information required to be provided by law, rule, or regulation for those Fund shareholders who hold accounts with an Indirect Intermediary; or (ii) restrict or prohibit the Indirect Intermediary from purchasing Shares in nominee name on behalf of other persons. You agree to inform the Funds or their designee whether you will perform (i) or (ii). For purposes of this paragraph, an “Indirect Intermediary” has the same meaning as provided in Rule 22c-2 under the 1940 Act (“Rule 22c-2”);

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(iii) To the extent practicable, the format for any Information provided to the Funds should be consistent with the NSCC’s Standardized Data Reporting Format, or if not practicable, in an alternative format mutually agreed upon by the parties; and

(iv) The Funds agree not to use Information received from you solely as a result of entering into this Agreement for marketing or any other similar purpose without your prior written consent, unless otherwise required by law, rule, or regulation.

(b)  You agree to execute instructions from the Funds or their designee (“Instructions”) to restrict or prohibit further purchases or exchanges of Shares by Fund shareholders that have been identified by the Funds or a designee as having engaged in transactions in Shares (directly or indirectly through the Account) that may violate the Funds’ policies regarding short term or excessive trading activity. The Funds or their designee will include in the Instructions the TIN, ITIN, or GII, if known, and the specific restriction(s) to be implemented. If the TIN, ITIN, or GII, is not known, the Instructions must include an equivalent identifying number of the Fund shareholders or other agreed upon information to which the Instructions relate. In addition, you agree as follows:

(i) To implement Instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the Instructions by you; and

(ii) To provide confirmation to the Funds in a mutually agreed upon format that Instructions have been implemented. You agree to provide confirmation as soon as is reasonably practicable, but not later than ten (10) business days after the Instructions have been implemented.

(c)  For the purpose of this Section 9:

(i) The term “Funds” does not include any “excepted funds” as defined in Rule 22c-2.

(ii) The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Funds under the 1940 Act that are held by you.

(iii) The term “Fund shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by you in nominee name.

10. Indemnification:

(a) We will indemnify and hold you harmless from any claim, demand, loss, expense (including reasonable attorneys’ fees and related expenses) or cause of action resulting from the misconduct or negligence, as measured by industry standards, of us, our agents and employees in carrying out our obligations under this Agreement. Such indemnification will survive the termination of this Agreement. (For purposes of this paragraph 10(a), “you” means your control persons and your directors, partners, officers and employees.)

(b) You will indemnify and hold us harmless from any claim, demand, loss, expense (including reasonable attorneys’ fees and related expenses) or cause of action resulting from the misconduct or negligence, as measured by industry standards, of you, your agents and employees in

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carrying out your obligations under this Agreement. Such indemnification will survive the termination of this Agreement. (For purposes of this paragraph 10(b) and paragraph 10(c), “us” means Lord Abbett Distributor LLC and our affiliated companies, the Funds, any control persons of the foregoing, and any directors, trustees, partners, officers and employees of the foregoing.)

(c) If an investor’s account is established prior to the receipt of the application form, you represent that the instructions relating to the registration (including the investor’s tax identification number) and selected options furnished to the Fund (whether on the application form, in some other document or orally) comply with the investor’s instructions, and you will indemnify the Fund, its transfer agent and shareholder servicing agent, and us and our affiliates for any loss or liability resulting from actions based on such instructions.

11. Amendment, Waiver, and Termination of Agreement: We may amend any provision of this Agreement in our discretion upon notice to you. This Agreement will continue in effect unless terminated as provided herein. No failure of any party to this Agreement to insist on strict performance of any provision of this Agreement shall constitute a waiver of such provision. We may terminate the Agreement without cause on notice to you. You agree to notify us promptly and immediately suspend sales of Shares if (i) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against you, (ii) you file a petition in bankruptcy or a petition seeking similar relief under any bankruptcy, insolvency, or similar law, or a proceeding is commenced against you seeking such relief, or (iii) you cease to be a member in good standing of FINRA. The termination of this Agreement with respect to any one Fund will not cause its termination with respect to any other Fund. This Agreement shall terminate automatically in the event of its assignment, as that term is defined in the 1940 Act.

12. Notices: All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile machine (orally confirmed) or a similar means of same day delivery (with a confirming copy by mail). All notices to us shall be given or sent to us at our offices located at 30 Hudson Street, Jersey City, New Jersey 07302, Attention: General Counsel. All notices to you shall be given or sent to you at the address specified by you below. Each of us may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph 12.

13. Miscellaneous: This Agreement, as it may be amended from time to time, shall become effective as of the date when it is accepted and dated below by us. This Agreement is to be construed in accordance with the laws of the State of New York. This Agreement supersedes and cancels any prior agreement between us, whether oral or written, relating to the sale of shares of the Funds or any other subject covered by this Agreement. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14. Interval Funds: The parties agree that Appendix A hereto shall govern the distribution of shares of Interval Funds under the Agreement.

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Very truly yours,

LORD ABBETT DISTRIBUTOR llc
By:	Lord, Abbett & Co. llc, its Managing Member

By:
Randolph A. Stuzin Member

Date:
Dealer:

By:
Name:

(Authorized Person)

Date:
Address:

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Appendix A

Interval Funds

Distributor and Dealer desire that Dealer participate in the distribution of shares of Interval Funds (for purposes of this Appendix A, “Shares”) in accordance with the following provisions:

1.	Appointment of Dealer. Distributor appoints Dealer to facilitate the distribution of Shares under the Agreement, and Dealer duly accepts such appointment. Dealer shall offer and sell Shares only in accordance with the terms and conditions of the relevant Interval Fund’s current prospectus (“Prospectus”). All references to “Funds” in the Agreement, to the extent not otherwise inconsistent with this Appendix A or applicable law, shall apply equally to Interval Funds.

2.	Suitability. Dealer shall be responsible for communicating all necessary information to its customers regarding whether Shares are a suitable investment for such customer, including, without limitation, information regarding the limited liquidity of the investment as referenced in the Prospectus. Dealer shall also recommend Shares to customers only if it has reasonable grounds for believing that such recommendation is suitable for such customers in accordance with their financial situation and needs, and otherwise in accordance with FINRA Rule 2111.

3.	Continuous Offering. It is expected that Shares will be offered in a continuous offering at net asset value, and certain Share classes may have an additional front-end sales charge. The parties acknowledge and agree, however, that there is no assurance that an Interval Fund will engage in a continuous offering of Shares and may determine not to do so in its sole discretion. Unless otherwise specified herein or the context otherwise requires, Shares offered in a continuous offering shall be treated for all purposes as “Institutional Class Shares” and “Shares” under the Agreement. Each Interval Fund may in the future offer additional classes of Shares to be covered by the Agreement, in which case Distributor may amend this Appendix A to cover such additional share classes upon prior written notice to Dealer.

4.	Repurchase Offers. Dealer understands and acknowledges that Interval Funds will adopt policies to make periodic offers to purchase between 5% and 25% of Shares (“Repurchase Offers”) in accordance with Rule 23c-3 under the Investment Company Act of 1940, as amended (“1940 Act”), and as described in the Prospectus. Repurchases of Shares will be made at the net asset value of such Shares in accordance with the applicable Repurchase Offer and Prospectus, less any applicable early withdrawal charge and expenses for which the Fund has determined to charge Interval Fund shareholders as permitted by Rule 23c-3 under the 1940 Act. Dealer agrees to transmit to its customers any Repurchase Offer notification received from Distributor within the time period specified in the applicable Prospectus and in such notification, and to use its reasonable best efforts to transmit repurchase requests from its customers to an Interval Fund or its transfer agent or other designee by the applicable repurchase request deadline as specified in the applicable Prospectus and/or such notification.
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Dealer expressly acknowledges and agrees that Shares will not be repurchased by either the respective Interval Fund (other than through Repurchase Offers, or other tender offers from time to time, if any) or Distributor, and that no secondary market for the Shares exists currently or is expected to develop, and that Shares have very limited liquidity and are appropriate only as a long-term investment. Any representation as to a Repurchase Offer or other tender offer by an Interval Fund, other than that which is set forth in the Prospectus or a Repurchase Offer notice issued by such Interval Fund, is expressly prohibited.

5.	Sales Charges, Commissions, and Distribution/Service Fees. Sales charges, commissions, and distribution/service fees applicable to sales of Shares are set forth in attached Exhibit A, and are subject to modification by Distributor upon prior written notice to Dealer. In addition, although plans pursuant to which an Interval Fund may pay distribution/service fees will not be adopted pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1”), Interval Funds intend to operate any such plans as if they were governed by Rule 12b-1.

6.	Governing Document. In the event of any inconsistencies between this Appendix A and the Agreement, the terms of this Appendix A shall govern and control in all respects.
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Exhibit A

Sales Charges, Commissions, and Distribution/Service Fees

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